BlackRock Funds II (the "Registrant")
BlackRock Emerging Markets Bond Fund
BlackRock Emerging Markets Flexible Dynamic Bond Portfolio
BlackRock Emerging Markets Local Currency Bond Fund
BlackRock Inflation Protected Bond Portfolio
BlackRock Managed Income Fund
BlackRock Strategic Income Opportunities Portfolio

(collectively, the "Funds")

77I:
Terms of new or amended securities

Effective September 12, 2017, the Board approved the Registrant's Sixth Amended and Restated Plan Pursuant to Rule 18f-3 Under the Investment Company Act of 1940 (the "Sixth Amended and Restated 18f-3 Plan"), which amended the criteria regarding investors eligible to purchase Class K Shares of the Funds. A copy of the Sixth Amended and Restated 18f-3 Plan is attached hereto under sub-item 77Q1(d).